Exhibit 10.22

May 19, 2011

Paul T. Quinlan

c/o Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Dear Paul,

This amended and restated employment letter confirms your position with Solazyme, Inc. (“Solazyme”) as General Counsel & Secretary. Your annual base salary (which, effective as of January 1, 2011 is $300,000), is paid semi-monthly according to our normal payroll schedule and subject to standard deductions and withholding. Your annual target bonus as of the date of this letter is equal to 40% of your annual base salary. Your actual bonus, if any, will be determined by the Solazyme compensation committee, in its sole discretion, based upon its evaluation of your performance, Solazyme’s performance, and any other considerations it deems relevant. As an employee, you are eligible to receive certain employee benefits as listed in Solazyme’s benefit summary, which is available to you on request. You should note that Solazyme may modify job titles, salaries, target bonuses and benefits from time to time as it deems necessary.

You are eligible for equity awards that may be made to you from time-to-time, subject to the approval of the Solazyme compensation committee, in its sole discretion.

Your employment with Solazyme is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Solazyme is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

You agree that, during the term of your employment with Solazyme, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Solazyme is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to our company. Similarly, you agree not to bring any third party confidential information to Solazyme, including that of any former employers.

As a condition of your employment, you were required to sign and comply with a Proprietary Information and Inventions Agreement (“Inventions Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Solazyme, and non-disclosure of Solazyme proprietary information.

Solazyme will enter into its standard Indemnification Agreement for executive officers with you. Furthermore, during your service as an officer of Solazyme, you will be covered by Solazyme’s directors and officers (D&O) liability insurance as in effect from time to time.

You hereby authorize Solazyme to use, reuse, and to grant others the right to use and reuse your name, and biographical information, as well as any photograph, likeness (including caricature), and voice recording generated during your employment with Solazyme that relates to Solazyme, and any reproduction or simulation thereof, in any media now known or hereafter developed (including, but not limited to film, video and digital or other electronic media), both during and after your employment, for whatever purposes Solazyme deems necessary for its business.

Solazyme, Inc., 225 Gateway Boulevard, South San Francisco, California 94080

Paul T. Quinlan

May 19, 2011

It is important that you agree with us that this offer letter constitutes the entire statement with respect to the terms of your employment at Solazyme and that there are no oral agreements or understandings or any other written agreements that directly or indirectly affect the employment relationship between us and you. If there are any, please do not sign this letter until you have consulted with me and the parties have either modified this letter to state those understandings or agreed that there are no such understandings or agreements. This document is fully integrated with respect to the matters described herein and supersedes in its entirety the previous Employment Offer Letter dated April 23, 2010. Notwithstanding the foregoing, nothing herein modifies the Solazyme equity awards you have previously been granted. In addition, you are eligible for Solazyme’s Executive Severance and Change in Control Plan, which has been provided to you separately. Your participation in that plan is currently as a Group C participant.

We are very excited about your continued participation in the Solazyme team and hope you will continue to find this to be a challenging, exciting and enjoyable work environment. Please sign and date this letter and return it to Lisa Roslund in the Human Resources Department.

Sincerely,

/s/ Harrison Dillon

Harrison Dillon

President

Accepted and agreed:

/s/ Paul T. Quinlan
Paul T. Quinlan